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                                                                    Exhibit 12.1


                Computation of Ratio of Earnings to Fixed Charges



                                             Ten        For the        For the       For the
                                          months           year           year          year
                                           ended          ended          ended         ended
                                        December       December       December      December
                                        31, 1996       31, 1997        31,1998      31, 1999
                                               $              $              $              $
                                      -------------------------------------------------------
Earnings
Loss before income taxes,
      minority interest, equity
      accounted for investment
      and extraordinary item              (3,018)        (5,231)        (4,435)       (14,183)
Fixed charges                                 43          1,519          4,937         21,107
Minority interest                             --            249            204             --
Earnings (loss) from equity
      accounted for investment              (228)          (261)          (677)          (773)
                                      -------------------------------------------------------
                                          (3,203)        (3,724)            29          6,151
                                      -------------------------------------------------------
Fixed charges
Interest component of rent expense            43             82            114            142
Interest on long-term debt                    --          1,055          3,863         20,427
Accrued contingent interest                   --            382            960            538
                                      -------------------------------------------------------
                                              43          1,519          4,937         21,107
                                      -------------------------------------------------------
Deficiency of earnings available
      to cover fixed charges              (3,246)        (5,243)        (4,908)       (14,956)
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